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                                                                      EXHIBIT 11

                             BAY STATE GAS COMPANY

                STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS

                                                 1997       1996       1995       1994       1993
                                                ------     ------     ------     ------     ------
Primary earnings per share....................  $ 1.92     $ 2.00     $ 1.71     $ 1.85     $ 1.75
Dilutive effect of outstanding options to
  purchase common stock.......................   (0.01)     (0.02)     (0.01)     (0.02)     (0.03)
                                                 -----      -----      -----      -----      -----
Fully diluted earnings per share..............  $ 1.91     $ 1.98     $ 1.70     $ 1.83     $ 1.72
                                                 =====      =====      =====      =====      =====

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